Exhibit 10.1

EXECUTION VERSION

STOCKHOLDER RIGHTS AGREEMENT

by and between

GRAFTECH INTERNATIONAL LTD.

and

BCP IV GRAFTECH HOLDINGS LP

Dated as of August 11, 2015

-i-

STOCKHOLDER RIGHTS AGREEMENT, dated as of August 11, 2015 (as may be amended from time to time, this “Agreement”), by and between GrafTech International Ltd., a Delaware corporation (the “Company”) and BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware (the “Initial Stockholder”).

W I T N E S S E T H:

WHEREAS, the Company and the Initial Stockholder have entered into an Investment Agreement, dated as of May 4, 2015 (as may be amended from time to time, the “Investment Agreement”), pursuant to which, among other things, the Company is issuing to the Initial Stockholder shares of Series A Preferred Stock and Series B Preferred Stock (together, “Convertible Preferred Stock”);

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and the Initial Stockholder have entered into a Registration Rights Agreement, dated as of August 11, 2015 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Initial Stockholder certain registration and other rights with respect to the Convertible Preferred Stock and Common Stock; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Initial Stockholder’s ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Board of Directors.

(a) (i) For so long as the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate for nomination one (1) member of the board of directors of the Company (the “Board”); provided, that if the holders of the shares of Series A Preferred Stock are entitled pursuant to Section 6 of the Series A Certificate to elect one (1) director, the designee provided for herein shall be the nominee for such position and (ii) for so long as the Approved Holders hold at least seventy-five percent (75%) or more of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate for nomination two (2) members of the Board; provided, that if the holders of the shares of Series A Preferred Stock are entitled pursuant to Section 6 of the Series A Certificate to elect two (2) directors, the designees provided for herein shall be the nominees for such positions. In the event the Approved Holders do not hold at least twenty-five percent (25%) or seventy-five percent (75%) of the Original Preferred Shares, as applicable, (i) the Approved Holders shall promptly (x) cause all members of the Board designated by the Majority Approved Holders for nomination to the Board (or one (1) member of the Board, if the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares) to immediately tender their resignations from the Board, and (y) if such member or members of the Board do not resign, take all actions necessary to remove the member or members from the Board to the extent permitted by applicable Law and (ii) the Approved Holders hereby expressly authorize the Company to remove such members (or one (1) member chosen by the Majority Approved Holders, if the Approved Holders hold at least twenty-five percent (25%) but less than seventy-five percent (75%) of the Original Preferred Shares), to the extent permitted by applicable Law.

(b) The Board shall recommend that such designees be included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders by (i) the holders of Series A Preferred Stock pursuant to Section 6(a)(v) of the Series A Certificate so long as such class vote exists and thereafter, (ii) such other class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of the stockholders, subject in each case to such designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law and NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company as in effect on the date thereof; provided, however, that in no event shall any such designee’s relationship with the Approved Holders or their Affiliates (or any other actual or potential lack of independence resulting therefrom) be considered to disqualify such designee from being a member of the Board pursuant to this Section 1.1.

(c) For so long as the Majority Approved Holders have the right to designate directors for nomination pursuant to Section 1.1(a):

(i) the Company or the Board shall (i) to the extent necessary cause the Board to have sufficient vacancies to permit such persons to be added as members of the Board, (ii) nominate such persons for election to the Board and (iii) recommend that the Company’s stockholders vote in favor of the persons designated for nomination by the Majority Approved Holders in all subsequent stockholder meetings. In the event of the death, disability, resignation or removal of any person designated by the Majority Approved Holders as a member of the Board, subject to the continuing satisfaction of the applicable threshold set forth in Sections 1.1(a), the Majority Approved Holders may designate a person satisfying the criteria and qualifications set forth in Section 1.1(b) to replace such person and the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the Majority Approved Holders as a member of the Board is eligible to be so designated in accordance with this Section 1.1, the Company shall not take any action to remove such person as such a director without cause without the prior written consent of the Majority Approved Holders;

(ii) the Board shall appoint at least one (1) of such designees as a member of each committee of the Board (excluding the special committee formed to handle the 2015 annual meeting of stockholders and any committee formed to review or approve of transactions or matters involving conflicts of interest with any Majority Approved Holder), subject to compliance with NYSE (or the rules of the principal market on which the Common Stock is then listed) and U.S. Securities and Exchange Commission rules regarding qualification and independence and the publicly disclosed qualifications of such committee established by the Board prior to the date of this Agreement;

(iii) the Company or the Board shall not delegate the general powers of the Board to any committee that does not include at least one (1) of the Majority Approved Holders’ designees to the Board as a member except the special committee formed to handle the 2015 annual meeting of stockholders and any committee formed to review or approve of transactions or matters involving conflicts of interest with any Majority Approved Holder.

(iv) each of the Majority Approved Holders’ designees for the Board shall be entitled to compensation consistent with the compensation received by other members of the Board, including any fees and equity awards, and reimbursement for reasonable, out-of-pocket and documented expenses incurred in attending meetings of the Board and its committees; and

(v) the Company shall provide the Majority Approved Holders’ designees for the Board with the same rights to indemnification and advancement that it provides to the other members of the Board.

(d) For as long as the Approved Holders hold more than zero percent (0%) but less than twenty-five percent (25%) of the Original Preferred Shares, the Majority Approved Holders shall have the right to designate one (1) observer to the Board, with the person so designated subject to the approval of the Board, which approval shall not be unreasonably withheld, who shall have (i) the right to attend all meetings of the Board as an observer (but whose presence shall not be counted towards the Board’s quorum), (ii) the right to receive advance notice of each meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board and (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board; provided, however, the Company shall have the right to exclude such observer or withhold such information to the extent such observer’s presence or receipt of such information could reasonably be expected to result in the loss of attorney-client privilege or any other privilege or a violation of antitrust, export control or other Laws, breach of any confidentiality agreement or any other adverse consequence to the Company. The Board observer shall be bound by all applicable fiduciary duties and confidentiality, conflicts of interests, trading and disclosure and other governance requirements of a director on the Board.

(e) For so long as twenty-five percent (25%) of the Original Preferred Shares remain outstanding, the Company shall not, without the prior written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, increase the size of the Board in excess of eleven (11).

ARTICLE II

OTHER COVENANTS

2.1 Preemptive Rights.

(a) So long as a Stockholder and its Affiliates who are Permitted Transferees, collectively, hold at least twenty-five percent (25%) of the shares of the Series A Preferred Stock (including Series A Preferred Stock issued upon conversion of Series B Preferred Stock), the Stockholders shall be entitled to the preemptive rights set forth in this Section 2.1 with respect to any issuance of Common Stock or Equity-based Securities by the Company and, with respect to an issuance in connection with the sale of Equity-based Securities in an initial public offering, its current and future Subsidiaries (each a “Group Company” and collectively, the “Group Companies”), other than a Permitted Issuance (a “Preemptive Rights Issuance”).

(b) If the Company at any time or from time to time effects a Preemptive Rights Issuance, the Company shall give written notice to the Stockholders a reasonable period in advance of such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other material terms and conditions of such issuance, which shall be deemed updated by delivery or filing of documentation with such material terms and conditions for such issuance to the Stockholders (including a pricing term sheet or free writing prospectus, in the case of a public offering). Each Stockholder may, by irrevocable written notice to the Company (a “Preemptive Rights Notice”) delivered no later than five (5) days after delivery of such Company notice, commit itself to purchase (or designate an Affiliate thereof to purchase) up to such number of securities as necessary to maintain such Stockholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance, in the amount specified in such Preemptive Rights Notice (which amount shall not exceed the number of securities necessary to maintain the Stockholder’s Percentage Ownership of the Company as of immediately prior to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that the price per security that such Stockholder shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice). If a Stockholder exercises its preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall issue to such Stockholder (or its designated Affiliates) the number of securities specified in such Preemptive Rights Notice in accordance with the terms of the issuance, but in no event earlier than fifteen (15) days after delivery of the Preemptive Rights Notice. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, each Stockholder shall only have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

(c) The election by a Stockholder not to exercise its preemptive rights hereunder in any one instance shall not affect its right as to any future Preemptive Rights Issuances.

(d) Notwithstanding anything contained in this Section 2.1, to the extent a Preemptive Rights Issuance is being made only to investors that are “accredited investors” within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, then, at the option of the Board, in its sole discretion, any Stockholder may be excluded from the offer to purchase any securities pursuant to this Section 2.1 and shall have no rights under this Section 2.1 with respect to such Preemptive Rights Issuance to the extent it is not an “accredited investor”.

(e) If the Board determines in good faith that circumstances require the Company to effect a Preemptive Rights Issuance without first complying with the terms set forth in this Section 2.1, the Company shall be permitted to do so without complying with the terms set forth in this Section 2.1 in connection with such Preemptive Rights Issuance; provided, that as promptly as practicable following such Preemptive Rights Issuance, the Company permits each Stockholder to purchase its proportionate amount of the applicable securities in the manner contemplated by this Section 2.1.

(f) If the underwriter or placement agent with respect to a Preemptive Rights Issuance advises the Board that, in its or their opinion, a Stockholder’s purchase of a portion of the securities that are to be issued in such Preemptive Rights Issuance is likely to adversely affect such offering, including, but not limited to, with respect to the price, timing or distribution of the securities offered or the market for the securities offered, then the Company shall be permitted to effect such Preemptive Rights Issuance without complying with the terms of this Section 2.1 with respect to such Stockholder and such Stockholder shall not have any preemptive rights with respect thereto.

(g) Notwithstanding anything to the contrary contained herein, the Company shall not be required to issue any securities pursuant to this Section 2.1, and may modify the voting or other rights of such securities, in each case to the extent that the issuance of such securities to a Stockholder would constitute noncompliance with NYSE rules (or the rules of the principal market on which the Common Stock is then listed) regarding approval by stockholders or would require such approval.

2.2 Information Rights.

(a) Following the Closing and for as long as the Majority Approved Holders have the right to designate at least one (1) director for nomination pursuant to Section 1.1(a), and subject to Section 5.4, (i) the Company shall provide the Approved Holders with unaudited monthly (as soon as reasonably possible after they become available but in no event before they are sent to the Board) management financial statements, quarterly (as soon as reasonably possible after they become available but in no event before they are sent to the Board) financial statements and audited (by a nationally recognized accounting firm) annual (as soon as reasonably possible after they become available but in no event before they are sent to the Board) financial statements, in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows and (ii) subject to reasonable restrictions imposed by the Company to comply with antitrust, export control and other Laws and to avoid disclosure to competitors, suppliers and vendors, the Company shall permit the Approved Holders or any authorized representatives designated by the Approved Holders reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Approved Holders may reasonably request. Any investigation pursuant to this Section 2.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

(b) Following the Closing and for as long as the Approved Holders have the right to designate at least one (1) director for nomination pursuant to Section 1.1(a), subject to Section 5.4, the Company shall provide to the Approved Holders all written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available in writing to the Board; provided, however, that the Company shall not be required to provide information to the extent it could reasonably be expected to result in the loss of privilege or a violation of antitrust, export control or other Laws.

(c) Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (i) prohibited by applicable Law, (ii) that the Company reasonably believes such information to be competitively sensitive or proprietary information or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements under circumstances where the restrictions in clauses (i), (ii) and/or (iii) apply).

2.3 Transfer Restrictions. Without the prior written consent of the Company in its sole discretion, no Stockholder may Transfer any shares of Convertible Preferred Stock or any shares of Common Stock issued or issuable upon conversion of the Convertible Preferred Stock to any Persons listed on Exhibit A attached hereto (“Prohibited Transferees”); provided that no such restriction shall apply to a Transfer in a widely distributed registered public offering. Prohibited Transferees shall also include the Subsidiaries and Affiliates of each person listed on Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Stockholders. The Initial Stockholder, as of the date hereof, and each other Stockholder, as of the date such Stockholder becomes a party to this Agreement, hereby represent and warrant to the Company as follows:

(a) Such Stockholder has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of organization. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations under this Agreement does not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Stockholder, or any Contract to which such Stockholder is a party or to which any of its assets are subject.

(c) The execution, delivery and performance of this Agreement by the such Stockholder has been duly authorized by all necessary corporate (or similar) action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Initial Stockholder as of the date hereof as follows:

(a) The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, (i) Applicable Law, (ii) the organizational documents of the Company, or (iii) any Contract to which the Company is a party or to which any assets of the Company and its Subsidiaries are subject, in case of clauses (i) and (iii), except as would not be reasonably expected to have a Company Material Adverse Effect (as defined in the Investment Agreement).

(c) The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE IV

DEFINITIONS

4.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms

“controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement, none of the Stockholders and their respective Affiliates shall be deemed to be Affiliates of the Company or any of its subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

“Approved Holders” means the Initial Stockholder and any Permitted Transferees.

“Board” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in the Investment Agreement.

“Common Stock” means the common stock, par value $0.01 of the Company.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any and all confidential or proprietary information pertaining to (i) the Company or its Affiliates, or the respective businesses and operations thereof, furnished or made available by the Company to, any Stockholder; provided, that “Confidential Information” shall not include information that (A) is, at the time of disclosure, already in such Stockholder’s possession (provided, however, that such information is not known by the Stockholder to be subject to an obligation of confidentiality owed to the Company or any other Person), (B) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or any of its Representatives in violation of this Agreement or any applicable confidentiality or non-disclosure agreement, (C) becomes available to such Stockholder on a non-confidential basis from a source other than the Company or its Representatives (provided, however, that such source is not known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person) or (D) such Stockholder can demonstrate was independently developed by such Stockholder or its Affiliates without reference to, incorporation of or other use of any Confidential Information or information from any source that is known by the Stockholder to be bound by an obligation of confidentiality owed to the Company or any other Person.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 20, 2015, by and between GrafTech International Ltd. and Brookfield Capital Partners LLC.

“Contract” means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

“Convertible Preferred Stock” has the meaning set forth in the Recitals.

“Equity-based Security” means capital stock (including a new class of common stock of the Company other than Common Stock), any preferred stock or any other equity-like or hybrid securities (including debt securities with equity components), including options, warrants, convertibles, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived for the value of the equity of the Group Companies.

“Governmental Entity” means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

“Group Company” and “Group Companies” have the meaning set forth in Section 2.1(a).

“Initial Stockholder” has the meaning set forth in the Preamble.

“Investment Agreement” has the meaning set forth in the Recitals.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Majority Approved Holders” means, as of any date, the Approved Holders holding a majority of the Original Preferred Shares then held by all Approved Holders.

“Majority Stockholders” means, as of any date, the Stockholders holding a majority of the Common Stock of the Company on a fully-diluted, as converted basis then held by all Stockholders.

“Original Preferred Shares” means, as of any date, the Common Stock issuable upon conversion of the Series A Preferred Stock issued pursuant to the Investment Agreement on the date hereof plus the shares of Common Stock that were converted from shares of Series A Preferred Stock issued pursuant to the Investment Agreement as of the date hereof (excluding, for the avoidance of doubt, all shares of Series A Preferred Stock issued upon the conversion of the Series B Preferred Stock and all shares of Common Stock issued upon conversion of such shares of Series A Preferred Stock.

“Percentage Ownership” means, as to any Stockholder and as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock held by such Stockholder on a fully diluted as-converted basis divided by (ii) the total number of outstanding shares of Common Stock of the Company on a fully diluted, as-converted basis.

“Permitted Issuance” means any issuance of Common Stock or Equity-based Securities in connection with (i) stock dividends, (ii) stock splits or subdivisions, (iii) reclassifications, redomestications and similar transactions (except to the extent that new capital is raised in connection therewith), (iv) equity kickers to bona fide lenders, (v) issuances in respect of any equity incentive, stock option, restricted stock or similar plan approved by the Board, (vi) issuances in respect of acquisitions, (vii) issuances in respect of any shareholder rights plan or (viii) issuances in respect of conversion of the Convertible Preferred Stock.

“Permitted Transferee” means a Person (other than a Prohibited Transferee) to which the Initial Stockholder has Transferred Original Preferred Shares following written approval thereof by the Board, which approval shall not be unreasonably withheld, and that executes a joinder agreement substantially in the form attached hereto as Exhibit B; provided, that controlled Affiliates of Brookfield Asset Management Inc. shall be deemed approved by the Board for the purposes of this definition.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Preemptive Rights Issuance” has the meaning set forth in Section 2.1(a).

“Preemptive Rights Notice” has the meaning set forth in Section 2.1(b).

“Prohibited Transferees” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representative” means, with respect to any Person, any director, officer, employee, Affiliate, advisor (including any financial advisor, legal counsel, accountant or consultant), agent or other representative of such Person.

“Securities” shall mean the Convertible Preferred Stock, including the Common Stock underlying the Convertible Preferred Stock.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Certificate” means the Certificate of Designations for the Company’s Series A Preferred Stock as filed with the Secretary of State of the State of Delaware.

“Series A Preferred Stock” means shares of preferred stock, par value $0.01 per share, designated as “Series A Convertible Preferred Stock”, of the Company issued pursuant to the Investment Agreement.

“Series B Preferred Stock” means shares of preferred stock, par value $0.01 per share, designated as “Series B Convertible Preferred Stock”, of the Company issued pursuant to the Investment Agreement.

“Stockholders” means the Initial Stockholder and any Person (i) (x) who acquires Convertible Preferred Stock (or to whom Convertible Preferred Stock is transferred), whether from a Stockholder or, (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 5.3 and (ii) in the case of both (i)(x) and (i)(y), who executes a written joinder agreement substantially in the form attached hereto as Exhibit B.

“Subsidiary” has the meaning set forth in the Investment Agreement.

“Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities owned by such person or of any interest (including any voting interest) in any securities owned by such person.

4.2 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE V

MISCELLANEOUS

5.1 Term. This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the mutual written agreement of the Company and the Majority Stockholders.

5.2 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Majority Stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.3 Successors and Assigns. Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Majority Stockholders. Notwithstanding the foregoing, (i) subject to the execution of a joinder agreement substantially in the form set forth as Exhibit B, a Stockholder may assign all or any portion of its rights, interests or obligations under this Agreement to any Person (other than a Prohibited Transferee) to which such Stockholder assigns or transfers Securities and (ii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.3 shall be void.

5.4 Confidentiality. The parties recognize that, in connection with the performance of this Agreement, the Company may provide the Stockholders with access to, or otherwise furnish the Stockholders with, certain Confidential Information. The Stockholders shall keep all Confidential Information strictly confidential and not disclose any such Confidential Information to any other Person, except as may be required by applicable Law, or at the request of any applicable Governmental Entity; provided, however, that each Stockholder may disclose such Confidential Information to its Representatives who need to know such Confidential Information for purposes of such Stockholder’s investment in the Company and who agree to be bound by the terms of this Section 5.4. Furthermore, each Stockholder shall not, and shall cause its Representatives not to, use any Confidential Information for any purpose whatsoever other than to evaluate its investment in the Company. Each Stockholder shall take precautions that are reasonable, necessary and appropriate to guard the confidentiality of the Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information. In the event that any Stockholder (or any Affiliates thereof) is required by applicable Law, or at the request of any applicable Governmental Entity, to disclose any Confidential Information, it shall, to the extent permitted by applicable Law, provide prompt written notice to the Company to enable the Company to seek an appropriate protective order or remedy. Each Stockholder hereby acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of the Company or its Affiliates. For the avoidance of doubt, the terms of this Section 5.4 shall survive the termination of this Agreement.

5.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, the Investment Agreement and the Registration Rights Agreement, constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.

5.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the State of Delaware. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10 Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.8, in addition to any other remedy to which they are entitled at law or in equity.

5.11 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.12 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

GrafTech International Ltd.

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, Ohio 44131

Attn:                General Counsel

E-mail:            john.moran@graftech.com

Fax:                 216-676-2526

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn:                Steven A. Seidman

                        Michael A. Schwartz

E-mail:            sseidman@willkie.com

                         mschwartz@willkie.com

Fax:                212-728-8111

and

Withers Bergman LLP

660 Steamboat Road

Greenwich, Connecticut 06830

Attn:                M. Ridgway Barker

E-mail:            mr.barker@withersworldwide.com

Fax:                 203-302-6613

If to the Initial Stockholder, to:

BCP IV GrafTech Holdings LP

c/o: Brookfield Capital Partners Ltd.

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario M5J 2T3

Attn:                David Nowak

                         Peter Gordon

E-mail:            David.Nowak@brookfield.com

                         Peter.Gordon@brookfield.com

Fax:                 416-365-9642

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:                Michael J. Aiello

                         Jackie Cohen

E-mail:            michael.aiello@weil.com

                         jackie.cohen@weil.com

Fax:                 212-310-8007

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Quinn J. Coburn
Name: Quinn J. Coburn
Title: VP Finance, Treasurer and Interim CFO

[Signature page to Stockholder Rights Agreement]

BCP IV GRAFTECH HOLDINGS LP

By its general partner, BPE IV (Non-Cdn) GP LP,

By its general partner, Brookfield Capital Partners Ltd.,

/s/ David Nowak
Name: David Nowak
Title: Managing Partner

/s/ J. Peter Gordon
Name: J. Peter Gordon
Title: Managing Partner

[Signature page to Stockholder Rights Agreement]

EXHIBIT A

PROHIBITED TRANSFEREES

The following names are based on information available and minor discrepancies shall not be deemed to exclude such entities from the definition of Prohibited Transferees.

Energoprom Group

Graphite India Limited

Electrocarbon S.A. (also known as Slatina)

HEG Limited

Henan Sanli Carbon Products Co., Ltd.

Hunan Yinguang Carbon Co., Ltd.

Xuzhou Jiang Long Carbon Co., Ltd.

Jinneng Datong Carbon Co., Ltd.

Kaifeng Carbon Company Limited

Hebei Shuntian Electrode Co. Ltd, fka (Laishui Long Great Wall Electrode Co., Ltd.)

Fangda Group (Fushun, Chengdu, Hefei and Lanzhou)

Liaoyang Carbon Co., Ltd.

Liaoyang Shoushan Carbon Factory

Linyi County Lubei Carbon Co., Ltd.

Linzhou Electrical Carbon Co., Ltd

Linzhou Hongqiqu Electrical Carbon Co., Ltd.

Nantong Yangzi Carbon Co., Ltd. (also known as Nantong River-East Carbon Joint Stock Co., Ltd.)

Nippon Carbon Company, Co., Ltd.

SEC Carbon Limited

SGL Group

Shandong Basan Carbon Co., Ltd.

Shijiazhuang Huanan Carbon Factory

Showa Denko K.K.

Sinosteel Carbon Co., Ltd. (Jilin, Songjiang)

Showa Denko Sichuan Carbon Co., Ltd.

Superior Graphite

Tokai Carbon Co., Ltd.

Ukrainian Graphite Pubjsc (also known as Ukrainsky Grafit Company)

Henglongjiang Xinyuan Carbon Co., Ltd.

Pingdingshan Sanji Carbon Co., Ltd.

Dandong Xinxing Carbon Co., Ltd.

Neimeng Xinghe Xingyong Carbon

Fushun Jinli Petrochemical Co., Ltd.

Linghai Hongfeng Carbon Co., Ltd.

Shanxi Zhiyao Carbon Co., Ltd.

Xinghe Muzi Carbon Co., Ltd.

[Signature page to Stockholder Rights Agreement]

Xuzhou Jinno Graphite Co., Ltd.

Datong Xincheng Carbon Co., Ltd.

Shanxi Hongte—SGL JV

Xinzhengshi Yudian Carbon Co., Ltd.

Handan Huayuan Carbon Co., Ltd.

Mersen S.A.

Toyo Tanso Co. Ltd.

Ibiden Co., Ltd.

Phillips 66 Company

C-Chem Co., Ltd.

Mitsubishi

Nippon Steel Chemical Co.

Sumitomo Corporation

Koch Industries, Inc.

The Morgan Crucible Company PLC

EXHIBIT B

JOINDER AGREEMENT

GrafTech International Ltd.

Suite 300 Park Center Drive

6100 Oak Tree Boulevard

Independence, Ohio 44131

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to the Stockholder Rights Agreement, dated as of August 11, 2015 (as such agreement may have been or may be amended from time to time) (the “Agreement”), by and among GrafTech International Ltd., a Delaware corporation, BCP IV GrafTech Holdings LP, a limited partnership formed under the laws of Delaware and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as a “Stockholder,” as though an original party thereto. The undersigned represents and warrants that the representations and warranties set forth in Section 3.1 of the Agreement are true and correct in all respects as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [        ]th day of [                    ], [            ].

[ ]

By:
Name:
Title: